UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
April 11, 2007

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Mariners Island Boulevard, Suite 300, San Mateo, California	94404
(Mailing Address of Principal Executive Offices)	(Zip Code)
Registrant's Telephone Number, Including Area Code
(650) 551-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

ÿ Written communications pursuant to Rule 425 under the Securities Act

ÿ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

ÿ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

ÿ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on February 2, 2007, Wherify Wireless, Inc. (the “Company”) and Cornell Capital Partners, LP (“Cornell”) entered into a Letter Agreement (the “Agreement”). Pursuant to the Agreement, Cornell conditionally agreed to refrain from declaring the 7% secured convertible debentures issued on March 10, 2006 and the 7% secured convertible debentures issued on March 14, 2006, (together, the “Debentures”) in default and forebear from acceleration of its right of repayment of the Debentures for 120 days.

In addition Cornell conditionally agreed to make the following amendments to the Debentures: (i) waive all known defaults of the Company that exist as of the closing date of the Financing (defined below) and agreed not to accelerate the repayment of the Debentures, as amended, any time prior to eight months after the effective date of these amendments (the “Payment Date”), (ii) extend the maturity date to February 1, 2009; (iii) modify the interest rate to 8% payable monthly in arrears beginning on the Payment Date; when due the interest may be paid in cash or capitalized and added to the principal amount of the Debenture, at the option of the Company; (iv) the Company will be required to make monthly amortization payments under the Debentures in the principal amount of $200,000 per month beginning on the Payment Date; (v) the conversion price will be amended to a fixed conversion price of $0.25 with certain anti-dilution provisions; (vi) Cornell will not convert any portion of the Debenture into an excess of 800,000 shares of common stock in any month unless at any time during such month the stock price is greater than $0.35 per share; (vii) the Company may make early redemptions of the amended Debentures at any time and without any additional penalty or premium provided that the Company provides Cornell with advance notice, waives the conversion restriction set forth in (vi) above and raises the conversion cap from 4.99% to 9.99%.

In addition, Cornell conditionally agreed to cancel warrants to purchase 15,500,000 shares of common stock and retain the remaining warrants to purchase 7,000,000 shares of common stock. Cornell conditionally agreed to exercise the retained warrants on a cash basis so long as the shares underlying the warrants are subject to an effective registration statement at the time of exercise and no event of default under the Debentures has occurred.

All the amendments agreed to on February 2, 2007 and described above were conditioned upon the closing of a successful financing by the Company which results in raising net proceeds to the Company of at least $4.5 million by June 2, 2007 (the “Financing”).

On April 11, 2007, the Company closed an equity financing meeting the conditions of the Financing required by Cornell under the Agreement. As a result, Cornell waived all known defaults of the Company that existed as of April 11, 2007 and agreed to not accelerate the repayment of the Debentures, as amended, any time prior to December 11, 2007. In addition, all of the above described amendments became effective as of April 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHERIFY WIRELESS, INC.

Date: April 24, 2007	By:	/s/ Edna Carter
Name: Edna Carter
Title: Chief Accounting Officer, Controller